                                                   -----------------------------
                   UNITED STATES                    OMB APPROVAL
                                                   -----------------------------
        SECURITIES AND EXCHANGE COMMISSION          OMB Number: 3235-0145
                                                   -----------------------------
              WASHINGTON, D.C. 20549                Expires: December 31, 2005
                                                   -----------------------------
                                                    Estimated average burden
                                                    hours per response. . . . 11
                                                   -----------------------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*


                                  Compugen Ltd.
        ----------------------------------------------------------------
                                (Name of Issuer)


                Ordinary Shares, nominal value NIS 0.01 per Share
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    M25722105
        ----------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]      Rule 13d-1(b)
        [ ]      Rule 13d-1(c)
        [X]      Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. M25722105                                                                   PAGE 2 of 9 PAGES
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Apax Israel GP Inc.
--------- ----------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------------------------------------------
                        5.         SOLE VOTING POWER
                                            0
    NUMBER OF           ---------- ---------------------------------------------------------------------------------
     SHARES             6.         SHARED VOTING POWER
  BENEFICIALLY                              151,695
    OWNED BY            ---------- ---------------------------------------------------------------------------------
      EACH              7.         SOLE DISPOSITIVE POWER
   REPORTING                                0
  PERSON WITH           ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            151,695
--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   151,695
--------- ----------------------------------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   0.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)

                   CO
-------------------------------------------- ---------------------------- ------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. M25722105                                                                   PAGE 3 of 9 PAGES
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Apax Israel Partners II, L.P.
--------- ----------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------------------------------------------
                       5.         SOLE VOTING POWER
                                           0
     NUMBER OF         ---------- ---------------------------------------------------------------------------------
      SHARES           6.         SHARED VOTING POWER
   BENEFICIALLY                            151,695
    OWNED BY           ---------- ---------------------------------------------------------------------------------
      EACH             7.         SOLE DISPOSITIVE POWER
    REPORTING                              0
   PERSON WITH         ---------- ---------------------------------------------------------------------------------
                       8.         SHARED DISPOSITIVE POWER
                                           151,695
--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     151,695
--------- ----------------------------------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]


--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   0.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)

                   PN
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. M25722105                                                                   PAGE 4 of 9 PAGES
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Apax Europe IV GP Co. Limited
--------- ----------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                            Guernsey, Channel Islands
--------------------------------------------------------------------------------------------------------------------
                        5.         SOLE VOTING POWER
                                            0
      NUMBER OF         ---------- ---------------------------------------------------------------------------------
       SHARES           6.         SHARED VOTING POWER
    BENEFICIALLY                            546,134
      OWNED BY          ---------- ---------------------------------------------------------------------------------
        EACH            7.         SOLE DISPOSITIVE POWER
     REPORTING                              0
   PERSON WITH          ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            546,134
--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   546,134
--------- ----------------------------------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   2.0%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)

                   CO
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. M25722105                                                                   PAGE 5 of 9 PAGES
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Apax Europe IV, GP L.P.
--------- ----------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------------------------------------------
                    5.         SOLE VOTING POWER
                                        0
                    ---------- ---------------------------------------------------------------------------------
     NUMBER OF      6.         SHARED VOTING POWER
      SHARES                            546,134
   BENEFICIALLY     ---------- ---------------------------------------------------------------------------------
     OWNED BY       7.         SOLE DISPOSITIVE POWER
       EACH                             0
    REPORTING       ---------- ---------------------------------------------------------------------------------
  PERSON WITH       8.         SHARED DISPOSITIVE POWER
                                        546,134
--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------- ----------------------------------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   2.0%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)

                   PN
--------------------------------------------------------------------------------------------------------------------

                                                               PAGE 6 of 9 PAGES

Item 1.          (a)    Name of Issuer:

                        Compugen Ltd.

                 (b)    Address of Issuer's Principal Executive Offices:

                        72 Pinchas Rosen Street
                        Tel Aviv 69512
                        Israel

Item 2.          (a)    Name of Person(s) Filing:


                        (i) Apax Israel GP Inc., a Delaware corporation, (ii) Apax Israel Partners II, L.P., a Delaware limited Partnership, (iii) Apax Europe IV GP Co. Limited, a Guernsey limited partnership, and (iv) Apax Europe IV, GP L.P., a Delaware limited partnership, under the following capacities:


                            Apax Israel GP Inc. is the General Partner of Apax Israel Partners II, L.P., which is the General Partner of the following funds, which together own an aggregate of 151,695 Ordinary Shares of the
                            Issuer:


                               Apax Israel II (Israel) LP
                               Apax Israel II Entrepreneur's Club (Israel) LP Apax Israel II L.P.
                               Apax Israel II Entrepreneur's Club L.P.


                            Apax Europe IV GP Co. Limited is the General Partner of Apax Europe IV GP, L.P., which is the Managing General Partner of the following funds, which together own an aggregate of 546,134 Ordinary Shares of the Issuer:


                               Apax Europe IV - A, L.P.
                               Apax Europe IV - B, L.P.
                               Apax Europe IV - C GmbH & Co.KG
                               Apax Europe IV - D, L.P.
                               Apax Europe IV - E, L.P.
                               Apax Europe IV - F, C.V.
                               Apax Europe IV - G, C.V.
                               Apax Europe IV - H GmbH & Co.KG

                        The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

                                                               PAGE 7 of 9 PAGES


                 (b)   Address of Principal Business Office or, if none,
                       Residence:

                       Apax Israel GP Inc. and Apax Israel Partners II, L.P. 15 Portland Place
                       London, W1B 1PT England

                       Apax Europe IV GP Co. Limited and Apax Europe IV, GP L.P. 13 - 15 Victoria Road
                       St Peter Port
                       Guernsey, Channel Islands GY1 3ZD

                 (c)   Citizenship:

                       Apax Israel GP Inc., Apax Israel Partners II, L.P., and Apax Europe IV, GP L.P.
                       Delaware

                       Apax Europe IV GP Co. Limited
                       Guernsey, Channel Islands

                 (d)   Title of Class of Securities:

                       Ordinary Shares, nominal value NIS 0.01 per Share

                 (e)   CUSIP Number:

                       M25722105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                 Not applicable.

Item 4.          Ownership.

    (a)          Amount beneficially owned:

                 See row 9 of Cover Page for each Reporting Person.

    (b)          Percent of class:

                 See row 11 of Cover Page for each Reporting Person

    (c)          Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote   NIL.
                (ii)  Shared power to vote or to direct the vote:
                      See row 6 of Cover Page for each Reporting Person.
                (iii) Sole power to dispose or to direct the disposition of NIL.
                (iv) Shared power to dispose or to direct the disposition of See row 8 of Cover Page for each Reporting Person.

Item 5.          Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                                               PAGE 8 of 9 PAGES

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.

                                                               PAGE 9 of 9 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       17 February 2004
---------------------------------
            (Date)



APAX ISRAEL GP INC.                      APAX ISRAEL PARTNERS II, L.P.
                                         BY:  APAX ISRAEL GP INC.
                                               its General Partner


BY:   /s/ Adrian Beecroft                BY:   /s/ Adrian Beecroft
   ------------------------------------     ------------------------------------
               (Signature)                          (Signature)

      Adrian Beecroft, Director                   Adrian Beecroft, Director
---------------------------------------     ------------------------------------
               (Name/Title)                         (Name/Title)


APAX EUROPE IV GP CO. LIMITED            APAX EUROPE IV, GP L.P.
                                         BY:  APAX EUROPE IV GP CO. LIMITED
                                               its General Partner


BY:   /s/ Connie AE Helyar               BY:   /s/ Connie AE Helyar
   ------------------------------------     --------------------------
               (Signature)                          (Signature)


      Connie AE Helyar, Director               Connie AE Helyar, Director
---------------------------------------     -----------------------------------
               (Name/Title)                         (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal  violations (See 18 U.S.C. 1001)